Exhibit 2.h.2



                        AMERICAN CAPITAL STRATEGIES, LTD.
                                  COMMON STOCK
                          AGREEMENT AMONG UNDERWRITERS


                                                           ______________, 1997

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
As Representative of the
Several Underwriters
1001 Nineteenth Street North
Arlington, Virginia 22209

Dear Sirs:

         1. Underwriting Agreement. The undersigned Underwriters ("Underwriters") agree among themselves as follows with reference to their proposed purchases severally from American Capital Strategies, Ltd., a Delaware corporation (the "Company"), of 8,400,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Initial Shares") and the proposed purchase, severally of up to an additional 1,260,000 shares of Common Stock (the "Option Shares") from the Company. The Initial Shares and the Option Shares are collectively referred to herein as the "Shares." Each Underwriter will agree to purchase (a) the number of the Initial Shares set forth opposite its name in
Schedule I to the Underwriting Agreement between you, as Representative of the several Underwriters, and the Company, and (b) that portion of the Option Shares as to which the option is exercised equal to the proportion which such Underwriter's share of the number of the Initial Shares bears to the total number of Initial Shares.

         2. Registration Statement and Prospectus. The Shares are more particularly described in a registration statement on Form N-2 (No. 333-29943) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Amendments to such registration statement have been or are being filed in which, with our consent hereby confirmed, we have been named as one of the Underwriters of the Shares. A copy of the registration statement as filed and a copy of each amendment as filed (excluding exhibits) have heretofore been delivered to us. We confirm that we have examined the registration statement, including amendments thereto, relating to the Shares, as filed with the Commission, that we are willing to accept the responsibilities of an Underwriter under the Securities Act in respect of the registration statement and we are willing to proceed with a public offering of the Shares in the manner described in the registration statement. The registration statement and the related prospectus may be further amended, but no such amendment or change shall release or affect our obligations hereunder or under the Underwriting Agreement. As used herein, the terms "Registration Statement," "Preliminary Prospectus" and "Prospectus" shall have the same meaning as that specified in the Underwriting Agreement.

         3. Authority of the Representative. We hereby authorize you, acting on our behalf, as our representative (the "Representative") (a) to complete, execute and deliver the Underwriting Agreement, to determine the public offering price of the Shares and the underwriting discount with respect thereto and to make such variations, if any, as in your judgment are appropriate and are not material, provided that the respective aggregate number of Initial Shares set forth opposite our respective names in Schedule I thereto shall not be increased without our consent, except as provided herein, (b) to waive performance or satisfaction by the Company of obligations or conditions included in the Underwriting Agreement if in your judgment such waiver will not have a material adverse effect upon the interests of the Underwriters and (c) to take such actions as in your discretion may be necessary or advisable to carry out the Underwriting Agreement, this Agreement and the transactions for the accounts of the several Underwriters contemplated thereby and hereby. We also authorize you to determine all matters relating to the public advertisement of the Shares. The parties on whose behalf you execute the Underwriting Agreement are herein called the "Underwriters."

         4. Public Offering. We authorize you, with respect to any Shares which we so agree to purchase, to reserve for sale, and on our behalf to sell, to dealers selected by you (including you or any of the other Underwriters, such dealers so selected being hereinafter called "Selected Dealers") and to others all or part of our Shares as you may determine. Reservations for sales to persons other than Selected Dealers shall be as nearly as practicable in proportion to the respective underwriting obligations of the Underwriters, unless you agree to a smaller proportion at the request of an Underwriter. Reservations for sales to Selected Dealers need not be in such proportion. All sales of reserved Shares shall be as nearly as practicable in proportion to the respective reservations as calculated from day to day.

         In your discretion, from time to time, you may add to the reserved Shares any Shares retained by us remaining unsold, and you may upon our request release to us any of our Shares reserved but not sold. Any Shares so released shall not thereafter be deemed to have been reserved. Upon termination of this Agreement, or prior thereto at your discretion, you shall deliver to us any of our Shares reserved but not sold and delivered, except that if the aggregate of all reserved but unsold and undelivered Shares is less than 10% of the Shares, you are authorized to sell such Shares for the accounts of the several Underwriters at such price or prices as you may determine. Sales of reserved Shares shall be made to Selected Dealers at the public offering price less a concession initially not in excess of $.63 per share (the "Selected Dealers' Concession") and to others at the public offering price. Underwriters and Selected Dealers may reallow a portion of such concession not in excess of $.10 per share to any other members of the National Association of Securities Dealers, Inc. ("NASD"), acting as principal or buyer's agent, provided such member agrees that the reallowance is to be retained and not reallowed in whole or in part and also agrees in writing to comply with Section 2740 of the Conduct Rules of the NASD.

         After advice from you that the Shares are released for sale to the public, we will offer to the public in conformity with the terms of the offering set forth in the Prospectus such of our Shares as you advise us are not reserved. We authorize you after the Shares are released for sale to the public, in your discretion, to change the public offering price of the Shares and the concession, and to buy Shares for our account from Selected Dealers at the public offering price less such amount not in excess of the Selected Dealers' Concession as you may determine.

         Sales of Shares between Underwriters may be made with your prior consent, or as you deem advisable for state securities laws purposes.

         We agree that we will not sell to any accounts over which we exercise discretionary authority any Shares which we have agreed to purchase under the Underwriting Agreement.

         5. Additional Provisions Regarding Sales. Any Shares sold by us (otherwise than through you) which you contract for or purchase in the open market or otherwise for the account of any Underwriter shall be repurchased by us on demand at the cost of such purchase plus commissions and taxes on redelivery. Shares delivered on such repurchase need not be the identical Shares purchased by you. In lieu of demanding repurchase by us, you may in your discretion (a) sell for our account the Shares so purchased by you, at such price and upon such terms as you may determine, and debit or credit our account with the loss and expense or net profit resulting from such sale or (b) charge our account with an amount not in excess of the Selected Dealers' Concession with respect to such Shares. If we are a member of, or clear through a member of, the Depository Trust Company ("DTC"), you, in your discretion, may deliver our Shares through the facilities of DTC.

         6. Payment and Delivery. At or before the Closing Time (as defined in the Underwriting Agreement) and on any Date of Delivery (as defined in the Underwriting Agreement), we will deliver to you at DTC or at your office at 1001 Nineteenth Street North, Arlington, Virginia 22209, a certified or bank cashiers' check payable to your order, in clearing house funds, in the amount equal to the offering price set forth in the Prospectus less the Selected Dealers' Concession in respect of the number of Initial Shares or Option Shares, as the case may be, to be purchased by us pursuant to the Underwriting Agreement. We authorize you for our account to make payment of the purchase price for the Initial Shares or Option Shares, as the case may be, to be purchased by us against delivery to you of such Shares, and the difference between such price and the amount of our check delivered to you therefor shall be credited to our account. Unless we notify you at least three (3) full business days prior to such Closing Time or Date of Delivery to make other arrangements, you may, in your discretion, advise the Company to prepare our certificates in our name. If you have not received our funds as requested, you may in your discretion make such payment on our behalf, in which event we will reimburse you promptly. Any such payment by you shall not relieve us from any of our obligations hereunder or under the Underwriting Agreement.

         We authorize you for our account to accept delivery of our Shares from the Company and to hold such of our Shares as you have reserved for sale to Selected Dealers and others and to deliver such Shares against such sales. You will deliver to us our unreserved Shares as promptly as practicable.

         Notwithstanding the foregoing provisions of this Section 6, payment for our Shares may be made through the facilities of DTC, if we are a member, unless we have otherwise notified you prior to a date to be specified by you, or, if we are not a member, settlement may be made through a correspondent who is a member pursuant to instructions we may send to you prior to such specified date.

         As promptly as practicable after you receive payment for reserved Shares sold for our account, you will remit to us the purchase price paid by us for such Shares and credit or debit our account with the difference between the sale price and such purchase price.

         7. Authority to Borrow. In connection with the transactions contemplated in the Underwriting Agreement or this Agreement, we authorize you, in your discretion, to advance your own funds for our account, charging current interest rates, to arrange loans for our account and in connection therewith to execute and deliver any notes or other instruments and hold or pledge as security therefor any of our Shares purchased for our account. Any lender may rely upon your instructions in all matters relating to any such loan.

         Any of our Shares purchased for our account held by you may from time to time be delivered to us for carrying purposes, and any such securities will be redelivered to you upon demand.

         8. Stabilization and Other Matters. We authorize in your discretion to make purchases and sales of the Shares for our account in the open market or otherwise, for long or short account, on such terms as you deem advisable and in arranging sales to over-allot. We also authorize you, either before or after the termination of the offering provisions of this Agreement, to cover any short position incurred pursuant to this Section 8 on such terms as you deem advisable. All such purchases and sales and over-allotments shall be made for the accounts of the several Underwriters as nearly as practicable in proportion to their respective underwriting obligations. Our net commitment under this
Section 8 (excluding any commitment incurred under the Underwriting Agreement upon exercise of the right to purchase Option Shares) shall not, at the end of any business day, exceed 15% of our underwriting obligation. We will on your demand take up and pay for at cost any Shares so purchased or sold or overalloted for our account, and, if any other Underwriter defaults in its corresponding obligation, we will assume our proportionate share of such obligation without relieving the defaulting Underwriter from liability. We will be obligated in respect of purchases and sales made for our account hereunder whether or not any proposed purchase of Shares is consummated. The existence of this provision is no assurance that the price of the Shares will be stabilized or that if stabilizing is commenced, it may not be discontinued at any time.

         We agree to advise you, from time to time upon your request, during the term of this Agreement, of the number of Shares retained by us remaining unsold, and will, upon your request, sell to you for the accounts of one or more of the several Underwriters such number of such Shares as you may designate at such prices, not less than the net price to Selected Dealers nor more than the public offering price, as you may determine.

         If you effect any stabilizing purchase pursuant to this Section 8, you will notify us promptly of the date and time when the first stabilizing purchase was effected and the date and time when stabilizing was terminated. We authorize you on our behalf to file any reports required to be filed with the Commission in connection with any transactions made by you for our account pursuant to this
Section 8 and we agree to furnish you with any information needed for such reports. We agree to transmit to you for filing with the Commission any and all reports required to be made by us pursuant to paragraph (c) of Rule 17a-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as a result of any transactions in connection with the offering of the Shares.

         With respect to the Underwriting Agreement, you are also authorized in your discretion (a) to exercise the option therein as to all or any part of the Option Shares, and to terminate such option in whole or in part prior to its expiration, (b) to postpone either or both the Closing Time and any Date of Delivery referred to in the Underwriting Agreement, and any other time or date specified therein, (c) to exercise any right of cancellation or termination, (d) to arrange for the purchase by other persons (including yourself or any other Underwriter) of any Shares not taken up by any defaulting Underwriter and (e) to consent to such other changes in the Underwriting Agreement as in your judgment do not materially adversely affect the substance of our rights and obligations thereunder.

         We further agree that (a) prior to the termination of this Agreement we will not, directly or indirectly, bid for or purchase any Shares for our own account, except as provided in this Agreement and in the Underwriting Agreement and (b) prior to the completion (as defined in Regulation M under the Exchange
Act) of our participation in the distribution, we will otherwise comply with Regulation M under the Exchange Act.

         9. Allocation of Expenses and Settlement. We authorize you to charge our account with (a) all transfer taxes on Shares purchased by us pursuant to the Underwriting Agreement and sold by you for our account, (b) Selected Dealers' Concessions in connection with the purchase, marketing and sale of the Shares for our account and (c) our proportionate share (based upon our underwriting obligation) of all other expenses incurred by the Underwriters in connection with the purchase, carrying, sale and distribution of the Shares. Your determination of the amount and allocation of such expenses shall be conclusive. In the event of the default of any Underwriter in carrying out its obligations hereunder, the expenses chargeable to such Underwriter pursuant to this Agreement and not paid by it, as well as any additional losses or expenses arising from such default, may be proportionately charged by you against the other Underwriters not so defaulting, without, however, relieving such defaulting Underwriter from its liability therefor.

         As soon as practicable after termination of this Agreement, the accounts hereunder will be settled, but you may reserve from distribution such amount as you deem necessary to cover possible additional expenses. You may at any time make partial distributions of credit balances or call for payment of debt balances. Any of our funds in your hands may be held with your general funds without accountability for interest. Notwithstanding the termination of this Agreement or any settlement, we will pay on demand (a) our proportionate share (based on our underwriting obligation) of all expenses and liabilities which may be incurred by or for the accounts of the Underwriters, including any liability based on the claim that the Underwriters constitute an association, unincorporated business or other separate entity, and of any expenses incurred by you or any other Underwriter with your approval in contesting any such claim or liability and (b) any transfer taxes paid after such settlement on account of any sale or transfer for our account.

         10. Termination. This Agreement shall terminate thirty (30) days after the Shares are released by you for sale to the public unless extended by you. You may extend said provisions for a period or periods not exceeding an additional thirty (30) days in the aggregate, provided the Selected Dealer Agreements, if any, are similarly extended. Whether said provisions may be terminated in whole or in part by notice from you, you may, in your discretion, on notice to us prior to such time, terminate the effectiveness of this Agreement or any portion of it.

         11. Default by Underwriters. Default by one or more Underwriters in respect of their obligations hereunder or under the Underwriting Agreement shall not release us from any of our obligations or in any way affect the liability of any defaulting Underwriter to the other Underwriters for damages resulting from such default. In case of such default by one or more Underwriters, you are authorized to increase, pro rata with other non-defaulting Underwriters, the number of Shares which we shall be obligated to purchase pursuant to the Underwriting Agreement, provided that the aggregate amount of all such increases for our account shall not exceed our pro rata shares (together with other non-defaulting Underwriters) of ___________ Shares; and you are further authorized to arrange, but shall not be obligated to arrange, for the purchase by other persons, who may include yourselves or other Underwriters, of all or a portion of any aggregate number not taken up. If any such arrangements are made, the amount of Shares to be purchased by the non-defaulting Underwriters and by any such other persons shall be taken as the basis for the underwriting obligations under this Agreement.

         12. Position of the Representative. Except as in this Agreement otherwise specifically provided, you shall have full authority to take such action as you may deem advisable in respect of all matters pertaining to the Underwriting Agreement and this Agreement and in connection with the purchase, carrying, sale and distribution of the Shares (including authority to terminate the Underwriting Agreement as provided therein). You shall be under no liability to us for or in respect of the value of the Shares or the validity or the form thereof, the Registration Statement, the Preliminary Prospectus, the Prospectus, the Underwriting Agreement or other instruments executed by the Company or others; or for in respect of the issuance, transfer or delivery of the Shares; or for the performance by the Company or others of any agreement on its or their part; nor shall you, as Representatives or otherwise, be liable under any of the provisions hereof or for any matters connected herewith, except for your own want of good faith, for obligations expressly assumed by you in this Agreement and for any liabilities imposed upon you by the Securities Act. No obligations on your part shall be implied or inferred herefrom. Authority with respect to matters to be determined by you, or by you and the Company, pursuant to the Underwriting Agreement, shall survive the termination of this Agreement.

         In taking all actions hereunder, except in the performance of your own obligations hereunder and under the Underwriting Agreement, you shall act only as Representative of each of the Underwriters. The commitments and liabilities of each of the several Underwriters are several in accordance with their respective purchase obligations and are not joint or joint and several. Nothing contained herein shall constitute the Underwriters partners or render any of them liable to make payments otherwise than as herein provided. If for federal income tax purposes the Underwriters should be deemed to constitute a partnership, then each Underwriter elects to be excluded from the application of Subchapter & Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended, and agrees not to take any position inconsistent with such election. You, as Representative of the several Underwriters, are authorized, in your discretion, to execute such evidence of such election as may be required by the Internal Revenue Service.

         13. Compensation to the Representative. As compensation for the services of the managing underwriter in connection with the purchase of the Shares and the management of the public offering of the Shares we agree to pay you and authorize you to charge our account with an amount equal to $1.05 for each Share which we have agreed to purchase pursuant to the Underwriting Agreement. In addition, we acknowledge that any Warrants (as that term is defined in the Underwriting Agreement) given to the Representative in connection with the offering will be retained wholly by the Representative and will not be shared among the participating Underwriters.

         14. Indemnification and Future Claims. Each Underwriter, including yourselves, agrees to indemnify, hold harmless and reimburse each other Underwriter and each person, if any, who controls any other underwriter within the meaning of Section 15 of the Securities Act, and any successor of any other Underwriter, to the extent that, and upon the terms upon which, each Underwriter agrees to indemnify, hold harmless and reimburse the Company and other specified persons as set forth in the Underwriting Agreement.

         In the event that at any time any person other than an Underwriter asserts a claim against one or more of the Underwriters or against you as Representative of the Underwriters arising out of an alleged untrue statement or omission in the Registration Statement (or any amendment thereto) or in any Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto) or any Blue Sky Application or relating to any transaction contemplated by this Agreement, we authorize you to make such investigation, to retain such counsel for the Underwriters and to take such action in the defense of such claim as you may deem necessary or advisable. You may settle such claim with the approval of a majority in interest of the Underwriters. We will pay our proportionate share (based upon our underwriting obligation) of all expenses incurred by you (including the fees and expenses of counsel for the Underwriters) in investigating and defending against such claim and our proportionate share of the aggregate liability incurred by all Underwriters in respect of such claim (after deducting any contribution or indemnification obtained pursuant to the Underwriting Agreement, or otherwise, from persons other than Underwriters), whether such liability is the result of a judgment against one or more of the Underwriters or the result of any such settlement there shall be credited against any amount paid or payable by us pursuant to this paragraph any loss, damage, liability or expense which is incurred by us as a result of any such claim asserted against us, and if such loss, claim, damage, liability or expense is incurred by us subsequent to any payment by us pursuant to this paragraph, appropriate provisions shall be made to effect such credit, by refund or otherwise. Any Underwriter may retain separate counsel at its own expense. A claim against or liability incurred by a person who controls an Underwriter shall be deemed to have been made against or incurred by such Underwriter. In the event of default by any Underwriter in respect of its obligations under this Section 14, the non-defaulting Underwriters shall be obligated to pay the full amount thereof in the proportions that their respective underwriting obligations bear to the underwriting obligations of all non-defaulting Underwriters, without relieving such defaulting Underwriter of its liability hereunder. Our agreements contained in this Section 14 will remain in full force and effect regardless of any investigation made by or on behalf of such other Underwriter or controlling person and will survive the delivery of and payment for the Shares and the termination of this Agreement and the similar agreements entered into with the other Underwriters. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         15. Blue Sky and Other Matters. You will not have any responsibility with respect to the right of any Underwriter or other person to sell the Shares in any jurisdiction notwithstanding any information you may furnish in that connection. We authorize you to file a New York Further State Notice, if required, and to make and carry out on our behalf any agreements which you may deem necessary in order to procure registration or qualification of any of the Shares in any jurisdiction, and we will at your request make such payments, and furnish to you such information, as you may deem required by reason of any such agreements.

         We authorize you to file on behalf of the several Underwriters with the NASD such documents and information, if any, which are available or have been furnished to you for filing pursuant to applicable rules, statements and interpretations of the NASD.

         16. Title of Shares. The Shares purchased by the respective Underwriters and any other securities purchased by you hereunder for their respective accounts shall remain the property of such Underwriters until sold and no title to any such Shares or other securities shall in any event pass to you, as Representatives, by virtue of any of the provisions of this Agreement.

         17. Capital Requirements. We confirm that our net capital and the ratio of our aggregate indebtedness to our net capital is such that we may, in accordance with and pursuant to Rule 15c3-l under the Exchange Act, obligate ourselves to purchase, and purchase, the Shares which we agree to purchase under the Underwriting Agreement and hereunder.

         18. Liability for Future Claims. Neither any statement by you, as Representative of the several Underwriters, of any credit or debit balance in our account nor any reservation from distribution to cover possible additional expenses relating to the Shares will constitute any representation by you as to the existence or nonexistence of possible unforeseen expenses or liabilities of or charges against the several Underwriters. Notwithstanding the distribution of any net credit balance to us, we will be and remain liable for, and will pay on demand, (a) our proportionate share (based upon our underwriting obligation) of all expenses and liabilities which may be incurred by or for the accounts of the Underwriters, including any liability which may be incurred by the Underwriters or any of them based on the claim that the Underwriters constitute an association, unincorporated business, partnership or any separate entity, and
(b) any transfer taxes paid after such settlement on account of any sale or transfer for our account.

         19. Acknowledgment of Registration Statement, Etc. We hereby confirm that we have examined the Registration Statement (including any amendments or supplements thereto) relating to the Shares filed with the Commission, that we are willing to accept the responsibilities of an underwriter thereunder and that we are willing to proceed as therein contemplated. We confirm that we have authorized you to advise the Company on our behalf (a) as to the statements to be included in any Preliminary Prospectus and in the Prospectus relating to the Shares under the heading "Underwriting," insofar as they relate to us, and (b) that there is no information about us required to be stated in said Registration Statement or said Preliminary Prospectus or the Prospectus other than as set forth in the Underwriters' Questionnaire previously delivered by us to you. We understand that the aforementioned documents are subject to further change and that we will be supplied with copies of any amendment or amendments to the Registration Statement and of any amended Prospectus promptly, if and when received by you, but the making of such changes and amendments will not release us or affect our obligations hereunder or under the Underwriting Agreement.

         20. Notices and Governing Law. Any notice from you to us shall be mailed, telephoned, sent by facsimile or telegraphed to us at our address as set forth in the Underwriters' Questionnaire. Any notice from us to you shall be deemed to have been duly given if mailed, telephoned, sent by facsimile or telegraphed to you at 1001 Nineteenth Street North, Arlington, Virginia 22209. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         21. Other Provisions. We represent that we are actually engaged in the investment banking and securities business and are a member in good standing of the NASD or, if we are not such a member, that we are a foreign dealer not eligible for membership in said Association and that we will not offer or sell any Shares in, or to persons who are nationals or residents of, the United States of America. In making sales of Shares, if we are such a member, we agree to comply will all applicable rules of the NASD, including, without limitation, the NASD's Interpretation With Respect to Free-Riding and Withholding and
Section 2740 of the NASD's Conduct Rules, or if we are a foreign bank, dealer or institution, we agree to comply with such Interpretation and Sections 2730, 2740, 2420 (as such Section applies to foreign non-members) and 2750 of the Conduct Rules as that Section applies to a non-member broker or dealer in a foreign country. We confirm that we have complied or will comply with requirements of the Securities Act concerning delivery of each Preliminary Prospectus and the Prospectus. We are aware of our statutory responsibilities under the Securities Act, and you are authorized on our behalf to so advise the Commission.

         We additionally represent that we have no association or affiliation (within the meaning of Article 1 of the By-laws of the National Association of Securities Dealers, Inc.) with the Company or any of its officers or directors, other than as Underwriters with respect to the offering discussed herein.

         22. Counterparts. This Agreement may be signed in any number of counterparts which, taken together, shall constitute one and the same instrument.


                                     Very truly yours,



                                     -------------------------------------------
                                     As Attorney-in-Fact for each of the several
                                     Underwriters named in Schedule I to the
                                     Underwriting Agreement



Confirmed as of the date first above written.

As Representative of the
Several Underwriters:

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


By: ________________________________
Name:
Title: Managing Director